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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




                                 March 29, 2002
                        (Date of earliest event report)



                              WEYERHAEUSER COMPANY
               (Exact name of registrant as specified in charter)

               Washington            1-4825          91-0470860
            (State or other       (Commission      (IRS Employer
            jurisdiction of       File Number)     Identification
            incorporation or                           Number)
              organization)


                       Federal Way, Washington 98063-9777
                    (Address of principal executive offices)
                                   (zip code)

              Registrant's telephone number, including area code:
                                 (253) 924-2345
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Item 5.  Other Events

On March 29, 2002, Weyerhaeuser Company issued a press release stating the following:

FEDERAL WAY, Wash. - Weyerhaeuser Company (NYSE: WY) today announced that it is reviewing the role of Arthur Andersen LLP as its independent public accountant.

The Audit Committee of the Weyerhaeuser board of directors and Weyerhaeuser management have established a review process and requested proposals from other public accounting firms. The committee will make a recommendation to the board of directors in the second quarter.

The decision was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During its tenure, Arthur Andersen has provided Weyerhaeuser with quality service and has demonstrated a high level of professionalism.

During the review, Arthur Andersen will continue to work with Weyerhaeuser.

Weyerhaeuser Company (NYSE: WY), one of the world's largest integrated forest products companies, was incorporated in 1900. In 2001, sales were $14.5 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

                                     # # #

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  WEYERHAEUSER COMPANY

                                                  /s/Steven J. Hillyard
                                    By   _______________________________________
                                         Its:      Vice President and Controller


Date:  March 29, 2002